STOCK PURCHASE AGREEMENT



                             between



                   INTERNATIONAL GAMING CORP.



                               and



            INTERACTIVE GAMING & COMMUNICATIONS CORP.





FOR THE PURCHASE OF

ALL OF THE CAPITAL STOCK OF SPORTS INTERNATIONAL, LTD.

and

GLOBAL CASINOS, LTD.

                        Table of Contents


BACKGROUND....................................................  1

ARTICLE 1 - PURCHASE AND SALE OF PURCHASED SHARES.............  1

ARTICLE 2 - PURCHASE PRICE; PAYMENT...........................  2
     2.1   Purchase of Shares of Sports.......................  2
     2.3   Security...........................................  4

ARTICLE 3 - SOFTWARE AND GAMING LICENSES AGREEMENT............  4

ARTICLE 4 - CLOSING...........................................  6
     4.1   Time and Place.....................................  6
     4.2   Extension..........................................  6

ARTICLE 5 - DOCUMENTS TO BE DELIVERED AT CLOSING..............  6
     5.1   Seller's Deliveries................................  6
     5.2   Buyer's Deliveries.................................  7

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES
     OF SELLER AND GAMING COMPANIES...........................  8
     6.1   Organization, etc..................................  8
     6.2   Title to Purchased Shares..........................  9
     6.3   Capitalization of the Gaming Companies.............  9
     6.4   Valid Issuance, etc................................  9
     6.5   Corporate Proceedings.............................. 10
     6.6   Power and Authority................................ 10
     6.7   Financial Statements............................... 10
     6.8   Subsidiaries; Other Investments.................... 11
     6.9   Conflicts, etc..................................... 11
     6.10  Consents........................................... 12
     6.11  Taxes.............................................. 12
     6.12  Conduct of Business; Material Changes.............. 13
     6.13  Leases............................................. 14
     6.14  Licenses, Permits, etc............................. 14
     6.15  Compliance......................................... 14
     6.16  Labor and Employment............................... 15
     6.17  Benefit Plans...................................... 15
     6.18  Litigation......................................... 16
     6.19  No Default......................................... 17
     6.20  Insurance.......................................... 17
     6.21  Representations as of Closing...................... 17
     6.22  No Omissions....................................... 17

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF THE BUYER....... 18
     7.1   Organization, etc.................................. 18
     7.2   Corporate Proceedings.............................. 18
     7.3   Power and Authority................................ 18
     7.4   Conflicts, etc..................................... 18
     7.5   Consents........................................... 19
     7.6   Investment Representations......................... 19
     7.7   Insolvency......................................... 19
     7.8   Representations as of Closing...................... 19
     7.9   No Omissions....................................... 20

ARTICLE 8 - COVENANTS OF SELLER AND THE GAMING COMPANIES.......20
     8.1   Covenants Pending Closing.......................... 20
     8.2   Supplemented or Corrected Information.............. 21

ARTICLE 9 - COVENANTS OF BUYER................................ 21
     9.1   Approvals.......................................... 21
     9.2   Conditions Precedent............................... 22

ARTICLE 10 - SELLER'S CONDITIONS PRECEDENT.................... 22
     10.1  Accuracy of Representations........................ 22
     10.2  Proceedings........................................ 22
     10.3  Approvals.......................................... 22
     10.4  Buyer's Deliveries................................. 22

ARTICLE 11 - BUYER'S CONDITIONS PRECEDENT..................... 23
     11.1  Compliance......................................... 23
     11.2  Proceedings........................................ 23
     11.3  Obligation Absolute................................ 23

ARTICLE 12 - INDEMNIFICATION.................................. 24
     12.1  Exclusive Remedy................................... 24
     12.2  Indemnity by Seller................................ 24
     12.3  Limitations on Seller Liability.................... 25
     12.4  Time Limits for Claims against Seller.............. 25
     12.5  Indemnity For Third Party Claims Against Buyer..... 26
     12.6  Indemnity by Buyer................................. 27
     12.7  Indemnity For Third Party Claims Against Seller.... 27
     12.8  Dispute Resolution................................. 28
     12.9  Survival of Representations, etc................... 29

ARTICLE 13 - MISCELLANEOUS PROVISIONS......................... 29
     13.1  Brokers............................................ 29
     13.2  Entire Agreement................................... 29
     13.3  Arbitration........................................ 30
     13.4  Successors, etc.................................... 30
     13.5  Further Assurances; Preservation of Records........ 31
     13.6  Public Announcements............................... 31
     13.7  Counterparts....................................... 31
     13.8  Costs and Fees..................................... 31
     13.9  Governing Law...................................... 31
     13.10 Severability....................................... 32
     13.11 Confidentiality.................................... 32
     13.12 Background Incorporated............................ 32
     13.13 General Definitions................................ 33
     13.14 Jurisdiction....................................... 36
     13.15 Notices............................................ 36

List of Exhibits and Schedules................................ 39

                    STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (the "Agreement") dated November 6, 1997, by and among INTERNATIONAL GAMING CORP., a British Columbia corporation (hereinafter referred to as "Gaming" or "Buyer"), and INTERACTIVE GAMING & COMMUNICATIONS CORP., a Delaware corporation (hereinafter, referred to as "IGC" or "Seller").

                           BACKGROUND

     IGC owns all of the issued and outstanding capital stock of both Sports International, LTD., a Grenada corporation (hereinafter "Sports") and Global Casinos, Ltd., a Grenada corporation (hereinafter "Global"). Sports is an Internet and telecommunications gaming company focusing primarily on sports book gaming. Global is an Internet gaming company focusing primarily on interactive casino gaming. Sports and Global are hereinafter referred to collectively as the "Gaming Companies." The Buyer desires to purchase the business operated by the Gaming Companies and, accordingly, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the issued and outstanding capital stock of both Sports and Global, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties hereto covenant and agree as follows:

        ARTICLE 1 - PURCHASE AND SALE OF PURCHASED SHARES

     On the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 4.1), the Buyer agrees to purchase and accept delivery from the Seller of, and the Seller agrees to sell, assign, transfer and deliver to the Buyer, all of the issued and outstanding shares of capital stock of Sports and Global (collectively, the "Purchased Shares").

               ARTICLE 2 - PURCHASE PRICE; PAYMENT

     2.1 Purchase of Shares of Sports. In consideration for the sale of all of the capital stock of the Gaming Companies, the Buyer shall pay to the Seller the sum of U.S. $5,000,000 (the
"Purchase Price") as follows:

           (a) a deposit of U.S. $1,000 paid upon execution of this agreement by the Buyer to Seller, receipt of which is hereby acknowledged;

           (b) a payment of U.S. $9,000 at Closing; and

           (c) the delivery of a note (the "Note") at Closing in the amount of U.S. $4,990,000 under the terms and conditions set forth in Section 2.2, below and in the form set forth on Exhibit "A" attached hereto.

     2.2 Deferred Payments. The balance of the Purchase Price shall be payable by the Buyer's execution and delivery to the Seller of the Note at Closing in the principal amount of U.S.
$4,990,000 which shall provide, among other terms, that

               (i) The principal balance shall bear interest at a floating rate of interest equal to prime rate or other successor index rate (the "Prime Rate") published in the Wall Street Journal;

               (ii) The interest rate shall be changed each quarter and shall be equal to the Prime Rate reported by the Wall Street Journal on the first publication date of each calendar quarter (for January, April, July and October of each year) (the "Interest Rate"). The initial Interest Rate shall be the Prime Rate published on the date of Closing.

               (iii) For the initial 18 months following Closing plus the number of days for the partial month between Closing and the end of the calendar month in which Closing occurred, Buyer shall pay Seller interest only on Seller's Note with the payment due on the first day of each month for interest which accrued on the unpaid principal balance on Seller's Note for the previous month;

               (iv)  Beginning on the 19th full month following
     Closing, Seller shall pay Buyer principal of U.S. $27,725 per month on the Note plus interest on the unpaid principal balance on the Note;

               (v) On the 37th full month following Closing, Seller shall pay Buyer all accrued interest and the entire principal balance due on the Note;

               (vi) the Buyer shall have the right to prepay the principal balance thereof without premium or penalty;

               (vii)  the repayment of principal and interest
     shall be secured by a pledge of the stock of the Gaming
     Companies as provided in Section 2.3 hereof;

               (viii) Buyer shall be granted a 15-day grace period within which to make each payment due to Seller without breach or default and there shall be no breach or default for a period of 45 days following notice from Seller to Buyer within which Buyer shall have a right to cure the default; and

               (ix) In the event of a default or breach, Seller shall be entitled to a late charge of five percent of the Note payment per month for each month a payment is more than 45 days in arrears and the entire amount of principal, interest and late charges shall accelerate and be due 60 days following written notice of default or breach; and

               (x) Seller shall have the right to prior approval of any independent management company engaged by Buyer to operate the Gaming Companies and of the terms of such engagement provided however that such approval will not be unreasonably withheld.

     2.3 Security. The obligations of the Buyer under the Note shall be assured by a collateral pledge of all the capital stock of each of Sports and Global (the "Stock Pledge") in the form of Exhibit "B" attached hereto by Buyer with respect to all of the Purchased Shares.

       ARTICLE 3 - SOFTWARE AND GAMING LICENSES AGREEMENT

     3.1   Software License Agreements.

           (a) Grant of Software License. The gaming computer software (the "Software") utilized by both Sports and Global was developed and is owned by Intersphere Communications, Ltd., a Grenada corporation ("Intersphere"), which is a wholly-owned subsidiary of IGC. Intersphere has entered into a license agreement with IGC granting IGC the right to market and sublicense the Software to gaming and entertainment operating companies. As a material part of this Agreement and concurrent with Closing, IGC agrees to enter into a software license agreement with each of Sports and Global in the form and under the terms and conditions of the software license agreement ("Software Agreement") attached hereto as Exhibit "C", respectively.

           (b)  General Terms and Conditions.  Provided that the
Gaming Companies are in compliance with the terms of the Software
Agreements and Gaming is in all respects in compliance with the terms of the Note, IGC agrees to:

               (i) grant a perpetual, non-exclusive license to utilize software for internet casino and sports book gaming; provided that the Gaming Companies limit use of the Software for their own purposes with no right to sublicense the software, except with the prior written consent of IGC, to other wholly owned subsidiaries of Buyer;

               (ii) a royalty fee for each software license to Sports and Global plus five percent of the gross win (the gross amount wagered less the amount paid to customers) each month for the first two years and 10% of the gross win for balance of the term of the Software Agreement with a minimum monthly royalty of $5,000;

               (iii) royalty fees being due and payable by the 10th day of each month for the previous month's fee; and

               (iv) providing that a breach or default by Sports or Global of the Software Agreements shall be a breach or default of the Note between Gaming and IGC and IGC shall have all rights and remedies available under the Note.

     3.2 Grant of Gaming License. Grenada has issued to Global Gaming, Ltd. ("Global Gaming"), a Grenada Corporation and a wholly-owned subsidiary of IGC, a license to conduct sports and casino gaming business located in Grenada over telecommunications lines and through the Internet. The license permits Global Gaming to issue sublicenses to other businesses and enterprises and, in this regard, Global Gaming has granted a sublicense to both Sports and Global to operate telecommunications and Internet gaming in Grenada. Global Gaming will, as part of this Agreement, grant a sublicense to Sports and Global under the terms and conditions of the license agreement ("Global Gaming License") attached hereto as Exhibit "D" and made part hereof.

                       ARTICLE 4 - CLOSING

     4.1 Time and Place. The closing of the purchase and sale transactions hereunder (the "Closing") shall take place at the offices of the Stevens & Lee and at the offices of Buyer by using facsimile transmission of documents and signature pages with facsimile copies of signatures being treated as originals as evidence of closing of the transaction at _____ a.m. E.D.T., on the date (the "Closing Date") that is the later of
(a) November 15, 1998 or (b) two business days following the approval by the Shareholders of Seller of this transaction.

     4.2 Extension. The parties' respective obligations to close hereunder shall be specifically enforceable. If, however, all conditions to Closing are not satisfied by November 30, 1998 through no fault of any party, this Agreement shall either be extended for a period of time agreeable to all parties hereto (not to exceed 30 days) or shall automatically terminate and become void, and no party shall have any further obligations hereunder.

        ARTICLE 5 - DOCUMENTS TO BE DELIVERED AT CLOSING

     5.1 Seller's Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

           (a) Authorizing Resolutions. A certified copy of resolutions adopted or consented to by the directors and shareholders of the Seller and the Gaming Companies, authorizing its execution, delivery, performance and consummation of this Agreement and all documents required of the Seller and the Gaming Companies in connection herewith and with the consummation of the transactions contemplated hereby.

           (b) Transfer Documents.  Stock certificates for the
Purchased Shares, accompanied by duly executed notarized stock powers endorsed to Buyer, and any other instruments of transfer necessary to effect the sales provided for hereunder.

           (c) Software Agreement. Software Agreement by and between Intersphere and Sports and Global, in the form attached hereto as Exhibit "C".

           (d) Resignations. The written resignations of all officers and directors of the Gaming Companies.

           (e) Good Standing. A good standing certification from the State of Delaware as of a date no sooner than 10 days prior to Closing and a certificate, if available, from Grenada to evidence the good standing or subsistence of the Gaming
Companies.

           (f) Other Deliveries. Any and all other deliveries required to be made by Seller pursuant to the terms hereof.

     5.2 Buyer's Deliveries. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

           (a) Authorizing Resolutions.   A certified copy of
resolutions adopted or consented to by the directors of the Buyer, authorizing its execution, delivery, performance and consummation of this Agreement and all documents required of the Buyer in connection herewith and with the consummation of the transactions contemplated hereby.

           (b) Note and Stock Pledge. The Note (Exhibit "A") and the Stock Pledge (Exhibit "B").

           (c) Software Agreement. The Software Agreement executed by the Seller and the Gaming Companies (Exhibits "C").

           (d) Good Standing. A good standing or subsistence certification from British Columbia, Canada, if available, as of a date no sooner than 10 days prior to Closing.

           (e) Other Deliveries. Any and all other deliveries required to be made by Buyer pursuant to the terms hereof.

This Agreement, the Note, the Stock Pledge Agreement, the
Software Agreement, all documents of transfer, all Exhibits and Schedules hereto or thereto, and all other documents, instruments and writings executed in connection with the sale of the Purchased Shares will be referred to collectively as the "Acquisition Documents."

           ARTICLE 6 - REPRESENTATIONS AND WARRANTIES
                 OF SELLER AND GAMING COMPANIES

     To induce the Buyer to enter into this Agreement and consummate the transactions contemplated herein, and intending the Buyer to rely thereupon, the Seller and the Gaming Companies jointly and severally represent and warrant to the Buyer as follows:

     6.1   Organization, etc.

           (a) Incorporation, etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its properties and is duly qualified to carry on its business as now conducted in the Commonwealth of Pennsylvania. Sports and Global are corporations duly organized and validly existing and in good standing under the laws of Grenada and have full power and authority to own their properties and to carry on their business as now conducted in Grenada.

           (b) Documents. Schedule 6.1 consists of (i) a true and correct copy of the Articles of Incorporation of Seller and each of the Gaming Companies as now in effect and (ii) copies of the bylaws of the Seller and the Gaming Companies.

           (c) Books and Records. The books of account, minute books, stock record books, and other records of Sellers and the Gaming Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

     6.2 Title to Purchased Shares. Seller owns fee title to all of the Purchased Shares, free and clear of all liens, claims, options and encumbrances, and Seller has complete and unrestricted power to sell, assign and deliver to the Buyer unencumbered marketable title to the Purchased Shares owned by Seller. Following the transfer of the Purchased Shares to the Buyer hereunder, the Buyer shall own the Purchased Shares, free and clear of all liens, charges, options, agreements, encumbrances and claims.

     6.3 Capitalization of the Gaming Companies. The authorized capitalization of each Gaming Company is as follows: the authorized capitalization of Sports consists of one bearer share of common stock having no par value which is issued, outstanding and validly owned by the Seller; and the authorized capitalization of Global consists of one bearer share of common stock having no par value which is issued, outstanding and validly owned by Seller. The Purchased Shares constitute all of the outstanding shares of capital stock of the Gaming Companies.

     6.4 Valid Issuance, etc. All of the Purchased Shares are validly issued, fully paid and nonassessable and there are no options, calls, warrants, or any other securities, rights or common share equivalents outstanding, which are convertible into, exercisable for or relate to, any shares of capital stock of the Company.

     6.5 Corporate Proceedings. All corporate actions of the Seller and the Gaming Companies relating to the present transaction have been duly authorized and adopted in accordance with applicable law and the by-laws and articles of incorporation of the respective corporations and are appropriately reflected in the minute books of the respective corporations. True and correct copies of all minute books of the Gaming Companies have been made available to the Buyer and its representatives for inspection.

     6.6 Power and Authority. The Seller and the Gaming Companies have full power, authority and the legal capacity to enter into this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by Seller and each of the Gaming Companies and is a valid and legally binding obligation of Seller and each of the Gaming Companies in accordance with its terms.

     6.7   Financial Statements.

           (a) General. Seller has provided to Buyer its Form 10-K for the period ending December 31, 1996 filed with the Securities and Exchange Commission ("SEC") together with its Form 10-Q for March 31, 1997 and June 30, 1997, each of which contains the consolidated financial statements of the Seller and its subsidiaries for the periods stated therein and all of which include the notes (if any) and supplementary information thereto (collectively, the "Financial Statements"). The Financial Statements are to the knowledge of the Seller, true, correct and accurate in all material respects, and fairly present the Seller's properties, assets, liabilities, financial position and results of its operations and the operations of its subsidiaries including Sports and Global as of the respective dates and for the respective periods stated above and (except as expressly stated on Schedule 6.7) have been prepared pursuant to and in accordance with GAAP in effect at their respective dates of preparation, applied on a consistent basis with respect to each and all of the Financial Statements.

           (b) Off-Balance Sheet Liabilities. Schedule 6.7(b) sets forth a true and correct list and description (including the nature and amount thereof) of each and every liability of the Seller known to the Seller, including obligations under tort or contractual claims or otherwise, that is not reflected in the Financial Statements or the footnotes thereto or the Form 10-K or Form 10-Qs, whether current, long-term, fixed, contingent, or otherwise, regardless whether it is required to be reflected or disclosed (under FASB 5) in accordance with GAAP.

     6.8   Subsidiaries; Other Investments.

           (a) The Gaming Companies have no subsidiaries and own no interest or investment in any corporation, partnership, joint venture, limited liability company, trust or other business organization, whether in the form of equity, debt or any combination thereof. Intersphere Communications, Ltd., a Grenada corporation, is a wholly-owned subsidiary of Seller.

           (b) Except as otherwise expressly stated or to the extent the context otherwise requires, all representations and warranties in this agreement with respect to the Seller shall also be deemed made with respect to all Subsidiaries.

     6.9 Conflicts, etc. Neither the execution of this Agreement by the Seller or the Gaming Companies, nor the consummation of the sale and other transactions contemplated herein, will

           (a) Laws, Charter, etc. constitute or cause a violation of any applicable law, rule, decree, judgment or order binding on Seller or the Gaming Companies or of their respective charter or by-laws.

           (b) Liens. cause a lien or other encumbrance to attach to any of their respective properties or the Purchased
Shares,

           (c) Defaults.   constitute or cause a default under or
the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any contract, license, franchise, lease, permit, approval or agreement to which the Seller or the Gaming Companies is a party.

     6.10 Consents. Except the requirement that Seller obtain direction and shareholder approval of the transaction, no consent of, notice to, or filing or registration with any governmental agency, lender or other person is required for the sale of the Purchased Shares and other transactions contemplated herein and the documents executed in connection herewith to be valid, legal binding obligations of Seller and the Gaming Companies, which has not been obtained.

     6.11  Taxes.

           (a) Tax Returns; Payments. The Seller has filed all Federal, State, local and foreign tax reports, returns and forms in the manner and within the time required by law, with respect to all income, profits, capital gains, franchise, sales, use, occupation, property, school district, excise, payroll, withholding and other taxes and assessments (collectively, "Taxes"). Except as disclosed on Schedule 6.11, all Taxes (and any interest and penalties thereon) payable by or with respect to the Gaming Companies (including any Taxes on the Gaming Companies' shareholder on account of share of income of the Gaming Companies) for all periods before, up to and including the date hereof and the Closing Date have been fully paid or are adequately provided for in the Financial Statements or disclosed separately in Schedule 6.11.

           (b) Audits; Notices. No audit or examination by any Tax authority is pending with respect to or relating to the Seller or the Gaming Companies or any report, return or other form filed by or with respect to the Seller or the Gaming Companies, and neither the Gaming Companies nor the Seller have received any notice from any Tax authority of (i) any pending or threatened claim for any Tax deficiency, (ii) intention to examine or audit any Tax return for any period, (iii) intention to reassess any properties of the Company,

           (c) Tax Liens. No federal or state Tax liens exist with respect to the Seller or the Gaming Companies or any of their assets and no Taxes remain unpaid which could give rise to any such liens nor are any claims being asserted with respect to such taxes.

     6.12 Conduct of Business; Material Changes. Except as described in Schedule 6.12, since June 30, 1997:

           (a) Ordinary Course. the business affairs of the Gaming Companies have been conducted in the usual and ordinary course of business and no transaction has taken place or material contract entered into other than in the usual and ordinary course of business as heretofore conducted; and

           (b) Adverse Changes. there has not been any material adverse change, either individually or in the aggregate and either present or prospective, in the general affairs, condition, business, properties, prospects, assets, financial position, results of operation or net worth of the Gaming Companies that were not set forth in the Financial Statements or disclosed to Buyer by Seller's representatives; and Seller does not have any knowledge of any events, transactions or other facts which, either individually or in the aggregate, could be reasonably likely to have a material adverse effect on the general affairs, business, conditions, properties, prospects, assets, financial position, results of operations or net worth of the Gaming Companies.

     6.13 Leases. Attached hereto as Schedule 6.13 is an accurate and complete list of all leases and agreements (whether written or oral) under which the Gaming Companies are the lessee or hold, use or operate any property, real or personal, owned by any third party along with copies of all such leases and agreements.

     6.14 Licenses, Permits, etc. Except as otherwise described in Schedule 6.14 with respect to conducting gaming activities in the country of Grenada, the Seller and the Gaming Companies are not required to own or hold any license, permit, or similar authorization under applicable law in order to conduct its business in the manner heretofore conducted, and all such required licenses, permits and authorizations have been validly issued to and are held by the Gaming Companies, and are in full force and effect and will not lapse or expire by their terms or otherwise prior to the Closing.

     6.15  Compliance.  Except as set forth on Schedule 6.15,

           (a) the Gaming Companies, their business, assets and, business practices, have complied in all respects with all applicable laws, rules, regulations, and other requirements of governmental authorities, and has since the date of its formation complied in all respects with any and all requirements of insurance carriers;

           (b) other than disclosed to Buyer by Seller's representatives and as described in the Financial Statements, no investigation, governmental or administrative proceeding or other litigation of any kind or nature to which it may be a party is now pending or threatened; and

           (c) other than disclosed to Buyer by Seller's representatives and as described in the Financial Statements, no facts, circumstances or conditions exist which might reasonably give rise to such claims, investigations, proceedings or litigation. There are no threatened or pending third party claims (including related claims for punitive damages), of which the Seller have knowledge, against the Gaming Companies or the Seller.

     6.16 Labor and Employment. No employees of the Gaming Companies are represented by any union or other labor organization, there are no labor disputes to which the Gaming Companies are a party, and the Gaming Companies have not received notice from any union or employees demanding representation, elections or present or future changes in wages, terms of employment or working conditions. Further, all employees of the Gaming Companies are at-will employees who may be maintained or terminated at the discretion of management of the Gaming Companies.

     6.17 Benefit Plans. The only employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan arrangement, and other material employee fringe benefit plans presently maintained by, or contributed to by the Gaming Companies for the benefit of any employee of the Gaming Companies, are those listed in Schedule 6.17 ("Benefit Plans").

     6.18 Litigation. Except as disclosed on Schedule 6.18 attached hereto,

           (a) Actions against Gaming Companies, Seller. no action, suit or proceeding before any court or governmental department or agency (whether or not purportedly on behalf of the Borrower) is pending or, to the knowledge of the Gaming Companies or Seller, threatened by or against the Gaming Companies or Seller or any of their respective properties or assets seeking to restrain or prevent the sale of the Purchased Shares or any other transaction related hereto or that, if adversely determined, could reasonably be expected to have a material adverse effect upon the Gaming Companies, their properties or assets, or the ability of the Seller or the Gaming Companies ability to consummate the sale or perform any of their obligations under this Agreement;

           (b) Actions Against Officers, etc. Except as described in Form 10-K and the Form 10-Qs filed with the SEC and the Financial Statements or as previously disclosed to Buyer by Seller, neither Seller nor any officer, director or employee of the Seller or the Gaming Companies is currently charged with or to the knowledge of the Seller is under investigation with respect to any violation of any Federal, State, local or foreign law or regulation relating the Gaming Companies's business; and

           (c) Orders, etc. Except as previously disclosed, neither the Gaming Companies, Seller nor any of their respective properties or assets is a party to or bound by any judgment, decree, injunction, ruling, award or condition of any court, arbitrator, government agency, commission or other person which individually or in the aggregate may materially adversely affect the financial condition, operations or business of the Gaming Companies.

     6.19 No Default. The Company is not in default with respect to any of its material liabilities or obligations.

     6.20 Insurance. Schedule 6.20 consists of a list (together with copies) of any and all insurance policies presently maintained by the Gaming Companies, including, without limitation, all property, casualty, liability, "key man," directors' and officers and errors and omissions policies, together with a description of any and all claims made under or in connection therewith (whether or not any sums were actually paid or awards granted as a result thereof).

     6.21 Representations as of Closing. The representations and warranties made by Seller set forth in this Agreement or in any written document delivered to Buyer pursuant hereto shall be deemed to be made again by Seller as of the date of Closing and shall survive the Closing. The Schedules referred to herein and the documents and schedules delivered pursuant hereto by Seller shall be deemed to be delivered again by Seller at the Closing.

     6.22  No Omissions.

           (a) Neither this Agreement, the Schedules, nor any documents required to be delivered by Seller to Buyer pursuant to the terms hereof contains or will contain any untrue statement of material fact or omit or will omit to state a material fact required to be stated in order to make such statement, document or other instrument not misleading.

           (b) Copies of all documents furnished by or on behalf of the Seller to the Buyer are complete and accurate in all material respects.

     ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF THE BUYER

     To induce the Seller and the Gaming Companies to enter into this Agreement and consummate the transactions contemplated herein, and intending the Seller and the Gaming Companies to rely thereupon, the Buyer represents and warrants to the Seller as follows:

     7.1 Organization, etc. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the Province of British Columbia, Canada, and has full power and authority to own its properties and to carry on its business as now conducted in the Province of British Columbia and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions in which the conduct of its business requires such qualification.

     7.2 Corporate Proceedings. The execution and delivery of this Agreement by Buyer, the consummation of the transactions contemplated hereby, and the performance by the Buyer of its obligations hereunder have been duly authorized by all necessary corporate action.

     7.3 Power and Authority. The Buyer has, on the date hereof, full power and authority to purchase the Purchased Shares pursuant to this Agreement and to do and perform all acts and things required to be done by it under this Agreement.

     7.4 Conflicts, etc. Neither the execution of this Agreement by the Buyer nor the consummation of the sale of the Purchased Shares and other transactions contemplated herein, will

           (a) Laws, Charter, etc. constitute or cause a violation of any applicable law, rule, decree, judgment or order binding on the Buyer or of the charter, by-laws or of the Buyer,

           (b) Liens.  except for the Note and Stock Pledge
Agreement, cause a lien or other encumbrance to attach to any of Buyer's properties or other assets,

           (c) Defaults.   constitute or cause a default under or
the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any contract, license, franchise, lease, permit, approval or agreement to which the Buyer is a party.

     7.5 Consents. No consent of, notice to, or filing or registration with any governmental agency, lender or other person is required for the sale and other transactions contemplated herein and the documents executed in connection herewith to be valid, legal binding obligations of the Buyer, which has not been obtained.

     7.6 Investment Representations. The Buyer is acquiring the Purchased Shares as an investment, and not with a view to, or for, sale or transfer in connection with any distribution thereof, or for any sale or transfer which does not comply with applicable securities laws and regulations.

     7.7 Insolvency. The Buyer is not now and will not on the Closing Date by insolvency within the meaning of Section 548 of the Bankruptcy Code and consummation of the sale and other transactions contemplated herein (i) will not cause the fair, salable value of the Buyer's assets, as of the Closing, to be less than the amount required to pay its probable liabilities as they become absolute and matured, (ii) will not impair the Buyer's ability to pay its present and future debts as and when they become due, and (iii) is not made with the intent to hinder or defraud any creditor.

     7.8 Representations as of Closing. The representations and warranties made by the Buyer set forth in this Agreement or in any written document delivered by the Buyer pursuant hereto shall be deemed to be made again by the Buyer as of the date of Closing and shall survive the Closing.

     7.9 No Omissions. Neither this Agreement nor any document required to be delivered by Buyer to Seller pursuant to the terms hereof contains or will contain any untrue statement of material fact or omit or will omit to state a material fact required to be stated in order to make such statement, document, or instrument not misleading.

    ARTICLE 8 - COVENANTS OF SELLER AND THE GAMING COMPANIES

     8.1 Covenants Pending Closing. The Seller and the Gaming Companies jointly and severally covenant and agree that from the date hereof until the Closing, except as consented to by the Buyer in writing or as otherwise provided in this Agreement:

           (a) Corporate Existence, Operation, etc. The Gaming Companies shall maintain their existence, in good standing, shall carry on its business and operations in a good and diligent manner in the ordinary course of business, and shall not engage in any merger, consolidation, recapitalization, reorganization or other similar transaction or make any commitment or incur any obligation outside the ordinary course of business. Without limiting the foregoing, the Gaming Companies shall not cause or permit any change to its Articles of Incorporation, Bylaws or its authorized, issued or outstanding capital stock.

           (b) No Distributions, Increases in Compensation, etc. The Gaming Companies shall not (i) declare, authorize or pay any distribution or dividend to shareholders or others, (ii) redeem, repurchase or otherwise acquire any shares of its stock,
(iii) issue any shares, warrants, securities or other rights to anyone, (iv) pay any bonuses to any employees or raise any wage levels, or (v) agree or commit to do any of the foregoing;

           (c) Insurance. The Gaming Companies shall maintain all of its existing insurance coverage;

           (d) Assets. The Gaming Companies shall not obligate themselves to sell or otherwise dispose of or pledge or otherwise encumber any of their assets and shall maintain all of their assets and properties in good operating condition and repair, subject only to ordinary wear and tear;

           (e) Payment of Liabilities. The Gaming Companies shall pay their liabilities in the ordinary course, including, without limitation, winnings to customers and taxes; and

           (f) Conditions Precedent. The Gaming Companies and the Seller will use best efforts to cause the satisfaction of all of the conditions precedent to the respective parties' obligations hereunder.

     8.2 Supplemented or Corrected Information. The Seller and the Gaming Companies shall promptly correct and supplement any information furnished to the Buyer hereunder so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct, complete and not misleading in any respect.

                 ARTICLE 9 - COVENANTS OF BUYER

     9.1 Approvals. The Buyer shall use its best efforts to expeditiously obtain such approval or consent of all regulatory authorities, and other parties which Buyer is required to obtain to permit the consummation of the transactions contemplated herein and shall use its best efforts to assist the Seller in obtaining such approvals or consents which Seller is required to obtain to permit consummation of the transactions contemplated herein.

     9.2 Conditions Precedent. The Buyer shall use its best efforts to cause the satisfaction of all of the conditions precedent to the respective parties' obligations hereunder.

           ARTICLE 10 - SELLER'S CONDITIONS PRECEDENT

     All of the following shall be conditions precedent to Seller obligations to consummate the transactions contemplated for each of them by this Agreement:

     10.1 Accuracy of Representations. The representations and warranties made by the Buyer herein shall be accurate and correct in all respects on and as of the date of Closing as if made on and as of that date and the Buyer shall have performed and complied in all respects with all the terms, provisions, covenants, and conditions of this Agreement to be performed and complied with by the Buyer at or before the Closing.

     10.2 Proceedings. Except for pending proceedings disclosed, no action or proceeding in the United States or Canada, judicial or administrative, federal, provincial, state or local is pending or threatened against the Buyer, the Seller or the Gaming Companies which, if adversely determined, would impair the ability of the Seller, the Gaming Companies or the Buyer to carry out its obligations under this Agreement.

     10.3 Approvals. The approval or consent of the appropriate governmental regulatory authorities shall have been obtained and evidence thereof provided to the Seller.

     10.4 Buyer's Deliveries. Buyer shall have made all deliveries required under Section 5.2 and performed all obligations required of Buyer prior to Closing under Article 9 and the other provisions hereof and all of the Buyer's representations and warranties shall be true and correct in all material respects.

            ARTICLE 11 - BUYER'S CONDITIONS PRECEDENT

     All of the following shall be conditions precedent to the Buyer's obligations to consummate the transactions contemplated by this Agreement:

     11.1 Compliance. The representations and warranties made by the Seller and the Gaming Companies herein shall be accurate and correct in all respects on and as of the date of Closing as if made on and as of that date and the Schedules referred to herein and the documents delivered pursuant hereto shall likewise be accurate and correct in all respects on and as of the date of Closing as if prepared on and as of that date.

     11.2 Proceedings. Except for pending proceedings disclosed, no action or proceeding in the United States or Canada, judicial or administrative, federal, provincial, state or local, shall be pending or threatened against the Gaming Companies, Seller or the Buyer, which if adversely determined, would impair the ability of Seller, the Gaming Companies or the Buyer to carry out their obligations under this Agreement or have a material adverse effect on the Gaming Companies or its business, financial condition, results of operations, assets, liabilities or prospects.

     11.3 Obligation Absolute. Upon satisfaction of the conditions set forth in Article 2 hereof, Buyer's obligation to close under this Agreement shall be absolute and unconditional except that if there is a material breach of any warranty of Seller or the Gaming Companies contained in this Agreement or a material misrepresentation herein or a failure of Seller or the Gaming Companies to perform any material covenant or to satisfy any of the material conditions contained in this Agreement, and such material breach, misrepresentation or failure is not remedied by Seller within 10 days of receipt of written notice thereof, then, except as set forth below, Buyer may terminate this Agreement prior to Closing by written notice to Seller.

                  ARTICLE 12 - INDEMNIFICATION

     12.1 Exclusive Remedy. The exclusive remedy for all claims by parties hereto (whether or not related to claims by third parties) relating to breaches of warranties, representations and covenants in any Acquisition Document, except for breach of Buyer's obligations to pay under Seller's Notes and Gaming Companies' obligations and duties under the Software Agreement, or any other matter otherwise directly or indirectly relating to the sale of stock shall be an action for indemnity which shall be governed and limited by this Article regardless whether such claim arises under contract, breach of warranty, tort or under any other legal theory.

     12.2 Indemnity by Seller. Subject to this Article, Seller agrees to indemnify, defend and hold the Gaming Companies and Buyer harmless, from, against and with respect to each and every claim, liability, obligation, loss, damage, deficiency, assessment, encumbrance, judgment, cost, expense (including, without limitation, attorneys' fees and costs and other expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, arising from or relating or attributable to

           (a) Breaches. any breach of any representation, warranty, covenant, agreement or certification made by or on behalf of Seller or the Gaming Companies in any Acquisition Document, except as limited in Section 12.1 above, or otherwise made or given in connection with the sale of stock; or

           (b) Undisclosed Liabilities. without limiting the generality of any other provision of this Article, any liability, obligation or loss contingency of the Gaming Companies which are not disclosed or reflected in the Financial Statements or Schedules and which the Gaming Companies is not permitted to incur between the date hereof and the Closing Date; or

           (c) Conduct Before Closing.  the conduct by the Gaming
Companies, the Seller, or any person or entity acting or purporting to act with authority on their behalf, before the Closing.

     12.3 Limitations on Seller Liability. Seller shall have no obligation with respect to any claim for indemnity for any claim, liability or matter under this Article to the extent

           (a) Deductible. such claim for indemnity does not exceed $25,000 and if all such claims exceed $25,000 in the aggregate, Seller shall be liable only for such excess amount above $25,000, subject to the other limitations set forth in this Section;

           (b) Insurance. the loss, event, liability or matter giving rise thereto is covered by insurance proceeds actually received by the Gaming Companies on account of the event that gave rise to the claim;

           (c) Tax Benefit. the event, liability or matter giving rise thereto provides the Buyer or the Gaming Companies with any tax benefit; or

           (d) Disclosed Matters. the event, liability or matter giving rise thereto was disclosed in this Agreement or the Schedules thereto or otherwise known to the Buyer.

     12.4 Time Limits for Claims against Seller. Seller shall have no obligation with respect to any claim for indemnity under this Article of which Buyer or the Gaming Companies do not provide written notice to the Seller pursuant to this Article within one year after the Closing Date.

     12.5 Indemnity For Third Party Claims Against Buyer. If any suit, investigation, claim or other proceeding is commenced against Buyer or the Gaming Companies for which they would be entitled to defense and indemnity under Section 12.2, Buyer shall give written notice to Seller thereof as promptly as practicable. Such notice shall set forth, in reasonable detail, the specific facts and circumstances then known by the Buyer pertaining to such matters. Thereafter, the Buyer shall inform the Seller with respect to any significant developments with respect to such claim, suit, action, or investigation, and shall answer any questions the Seller or their representatives may have from time to time with respect thereto. In connection with the foregoing, the Buyer shall, at its election, either

           (a) Defense. defend any such suit, investigation, claim or other proceeding by such means as Buyer elects, in Buyer's sole discretion, and Seller shall have the right (but not the obligation) to participate in the defense thereof by counsel of Seller's choice at Seller's expense, but Buyer shall retain full control of such litigation or procedure, shall have final authority to determine all matters in connection therewith; or

           (b) Settlement. pay, compromise, or settle such suit, investigation, claim or other proceeding after advising Seller thereof, provided that Buyer shall have full authority to settle, and no obligation to contest, any such matter; or

           (c) Turn-Over. turn such contest over to Seller who shall, at Seller's own expense, assume such contest and the Buyer shall have the right (but not the obligation) to participate, at its own expense, in the defense thereof by counsel of its own choice, and shall cooperate with and assist the Seller as reasonably requested by Seller in connection with such defense or contest, but Seller shall retain control thereof and have final authority to determine all matters in connection therewith). Notwithstanding the foregoing the Seller shall have the right to control the defense, litigation and settlement of such action only if Seller has agreed in writing to be responsible for all costs, expenses, judgments and liabilities connected with such claim and provided the Buyer with a bond, letter of credit or other evidence satisfactory to the Buyer, in its sole discretion, of the Seller's ability to satisfy the same.

     12.6 Indemnity by Buyer. Subject to this Article, the Buyer agrees to indemnify, defend and hold Seller harmless from, against and with respect to any claim, liability, obligation, loss, damage, deficiency, assessment, encumbrance, judgment, cost, expense (including, without limitation, attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising from or relating or attributable to any breach of any representation, warranty or agreement of Buyer contained in any Acquisition Document or otherwise made or given in connection with the sale of the Purchased Shares.

     12.7 Indemnity For Third Party Claims Against Seller. If a suit, action, investigation, claim or other proceeding is commenced against Seller for which Seller would be entitled by defense and indemnity under Section 12.6, Seller shall give written notice to Buyer and to the Gaming Companies thereof as promptly as practicable. Such notice shall set forth in reasonable detail the specific facts and circumstances then known by the Seller pertaining to such matters. Thereafter, the Seller shall inform the Buyer with respect to any significant developments with respect to such claim, suit, action, or investigation, and shall answer any questions the Buyer or its representatives may have from time to time with respect thereto. In connection with the foregoing, the Seller shall, at their election, either

           (a) Defense. defend any such suit, investigation, claim or other proceeding by such means as Seller elects, in Seller's sole discretion, and the Buyer shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its own choice, but Seller shall retain full control of such litigation or procedure and have final authority to determine all matters in connection therewith;

           (b) Settlement. pay, compromise, or settle such claim, suit, action, investigation, after advising Buyer thereof, provided that Seller shall have full authority to settle, and no obligation to contest, any such matter; or

           (c) Turn-Over. turn such defense or contest over to the Buyer which shall, at its own cost and expense, assume such defense or contest, and Seller shall have the right, (but not the obligation) to participate, at Seller's own expense, in the defense thereof by counsel of Seller's own choice, and shall cooperate with and assist the Buyer as reasonably requested by Buyer in connection with such defense or contest, but Buyer shall retain control thereof and have final authority to determine all matters in connection therewith).

     12.8 Dispute Resolution. After any party gives notice of a claim for indemnity (that party being the "Claimant") hereunder the party from whom indemnity is claimed (the "Indemnitor") shall have fifteen (15) days after receipt of such notice in which to notify the Claimant party as to whether the Indemnitor intends to
(a) satisfy the liability or claim asserted or otherwise defend and indemnify the Claimant as requested or (b) contest the claim for indemnity. If the Indemnitor elects option (b) in the preceding sentence, or does not notify the other within such time that the Indemnitor has elected option (a) in the preceding sentence, the parties shall discuss and attempt to resolve such claim or matter for a period of thirty (30) days after such Claimant's original notice to the Indemnitor. Upon failure of the parties to agree within such thirty (30) day period any party to such dispute may submit the matter to binding arbitration under Section 13.3 hereof. If no party submits the matter to arbitration within such thirty (30) days, each party may pursue any remedy available to it under then existing law, subject to the limitations set forth in this Article.

     12.9  Survival of Representations, etc.  The
representations, warranties, agreements and covenants of Seller and Buyer herein contained shall survive the Closing.

              ARTICLE 13 - MISCELLANEOUS PROVISIONS

     13.1 Brokers. Seller and Buyer represent and warrant to each other that the services of a broker or finder have not been used in connection with the Sale and that no broker's or finder's fee will become payable by reason of the execution of this Agreement or the consummation of the Sale. Seller shall hold harmless and indemnify Buyer, from and against any claim for broker's, finder's or financial advisor's fees, including any cost or expense incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of Seller or Gaming Companies. Buyer shall hold harmless and indemnify Seller from and against any claim for broker's, finder's or financial advisor's fees, including any cost or expense incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of Buyer.

     13.2 Entire Agreement. This Agreement (including the Schedules referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof. No amendment, supplement, waiver or termination of this Agreement shall be implied or be binding unless in writing and signed by the party against which such amendment, supplement, waiver or termination is asserted. No waiver of any provision of this Agreement shall waive any other provision hereof nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

     13.3 Arbitration. Except for enforcement by Seller of the Note, the Stock Pledge Agreement and the Software Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, whether before or after Closing, and including but not limited to a claim arising under
Article 12 hereof, shall, if elected by either party under
Section 12.8 hereof, be settled by arbitration in accordance with the rules of the American Arbitration Association upon request by any party to this Agreement by an arbitration panel of three (3) in number selected in accord with the rules of the American Arbitration Association. Such request shall be made in writing within thirty (30) days after the expiration of the thirty (30) day period referred to in Section 12.8 hereof, and such arbitration shall be conducted in [Philadelphia], as soon as possible thereafter. The written decision of the arbitrators shall be dated and shall be signed by a majority of the arbitrators. Such decision shall be final and binding upon the parties hereto, their respective shareholders, successors and assigns. Judgment upon the award granted by the arbitrators may be entered in any court having jurisdiction thereof, or application may be made to such court for judicial acceptance of award and an order of enforcement, as the case may be.

     13.4  Successors, etc.   All of the terms and provisions of
this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their respective successors, assigns, heirs and personal representatives; provided, however, neither party hereto may assign any of its duties or obligations hereunder without the written consent of the other party.

     13.5 Further Assurances; Preservation of Records. The Seller, the Buyer, and the Gaming Companies covenant and agree to deliver, or cause to be delivered, to each other on the Closing Date and at such other times thereafter as shall be reasonably agreed any such additional instrument as any of them may reasonably request for the purposes of carrying out the transactions contemplated by this Agreement.

     13.6 Public Announcements. Any and all public announcements or releases related to the transactions hereunder shall be approved by Buyer and Seller prior to dissemination.

     13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, with the same effect as if all the signatures thereto and hereto were upon the same instrument, but all such counterparts taken together shall constitute one and the same document.

     13.8 Costs and Fees. Each party hereto assumes the payment of its own costs (including any legal and/or accounting fees) resulting from this Agreement and the transactions contemplated hereby, subject, however, to the provisions of Article 12 hereof. Notwithstanding the foregoing, the Seller shall, collectively, be responsible for 50% of any applicable sales or use tax that may become due on account of the sale of the Assets, and the Buyer shall be responsible for the remaining 50%.

     13.9 Governing Law. This Agreement shall be construed and governed under the domestic, internal law (but not the conflict of laws) of the Commonwealth of Pennsylvania. To the extent it may be applicable, United Nations Convention of the International Sale of Goods will not apply.

     13.10 Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason, all other parts of this Agreement which can be effective without such illegal part shall, nevertheless, remain in full force and effect.

     13.11 Confidentiality.

           (a) Transaction. Neither the form, substance nor existence of this Agreement shall be revealed to any person other than the parties hereto and their respective advisors in this transaction, except (i) as may be required by federal securities laws, (ii) to fulfill any of the obligation provided for herein or (iii) or by public statement, announcement or release approved by both Buyer and Seller.

           (b) Information. Buyer shall treat all information relating to the Gaming Companies, Seller and the other matters set forth in this Agreement, the Schedules, Exhibits or otherwise obtained by the Buyer in connection with the transactions contemplated by this Agreement as confidential through the Closing Date. If for any reason the Closing hereunder is not held, Buyer shall continue to treat all such information as "confidential" and shall return to the Gaming Companies or to Seller, as appropriate, any such information which is in written or other tangible form.

     13.12 Background Incorporated. The background provisions of this Agreement set forth above (including, without limitation, any defined terms set forth therein) are hereby incorporated herein and made a part hereof as if set forth in their entirety.

     13.13 General Definitions. Unless expressly provided otherwise in this Agreement or in the Acquisition Documents, or unless the context requires otherwise:

           (a) Accounting Terms. All accounting terms used in this Agreement and in the Acquisition Documents shall have the meanings given to them in accordance with GAAP.

           (b) Capitalized Terms. All capitalized terms defined in this Agreement shall have the defined meanings when used in the Acquisition Documents.

           (c) Singular, Plural, etc. The singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders. All references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used.

           (d) Sections, etc.  All references to "Articles,"
"Sections," "Subsections," "Paragraphs" and "Subparagraphs" shall refer to provisions of this Agreement.

           (e) Time. All references to time herein shall mean
Eastern Standard Time or Eastern Daylight Time, as then in effect.

           (f) Statutes, etc. All references to sections, subsections, paragraphs or other provisions of statutes or regulations shall be deemed to include successor, amended, renumbered and replacement provisions.

           (g) Specific Terms. Whether or not capitalized, the following terms shall have the following meanings as used in this
Agreement:

               "Breach" - A "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any Related Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenants, obligation or other provision, or (b) any claim or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

               "Contract" - Any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

               "Knowledge" - An individual will be deemed to have "Knowledge" of a particular fact or matter if:

                    such individual is actually aware of such fact or other matter; or

                    a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

               "Liabilities" - Any debts, obligations, duties or liabilities of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, implied, or secondary liability) regardless of whether such debts, obligations, duties or obligations would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

               "Ordinary Course of Business" - An action taken by a Person will be deemed to have been taken in the "Ordinary
     Course of Business" only if:

                    such action is consistent with the past
           practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                    such action is not required to be authorized by the board of directors of such Person (or by any person or group of persons exercising similar authority), and does not require any other separate or special authorization; and

                    such action is similar in nature and
           magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the day-to-day operations of other Persons that are in the same line to business as such Person.

               "Proceeding" - Any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

               "Threatened" - A Proceeding, claim, dispute or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a Proceeding, claim, dispute or other matter is likely to be asserted, taken or otherwise pursued in the future.

     13.14 Jurisdiction. Subject to the requirements of arbitration pursuant to Section 13.3, the parties irrevocably
(i) agree that any suit, action or proceeding for the enforcement of this Agreement shall be brought only in the courts of the Commonwealth of Pennsylvania, County of Montgomery or in the United States District Court for the Eastern District of Pennsylvania, (ii) consent to the jurisdiction of each such court, (iii) and irrevocably waive any objection to the laying of the venue of any such suit, action or legal proceeding in any such court.

     13.15 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) three business days after mailing, if mailed by certified or registered mail with postage prepaid, (c) one the next business day after dispatch, if delivered by Federal Express or other reputable overnight mail service, or (d) on the date transmitted (if transmitted before 5:00 p.m., prevailing time at the recipient's location, otherwise on the next business day), if telecopied and followed by written confirmation thereof:

               If to Buyer to:

                    International Gaming Corp.
                    _________________________
                    Vancouver, B.C.
                    Telecopy No. ____________

                    Attention:  Gary Newman, President

                    With a copy to:

                    __________________________
                    __________________________
                    __________________________
                    Telecopy No. _____________

                    Attention:  _______________________

               If to Seller or to the Gaming Companies to:

                    Interactive Gaming & Communications Corp.
                    595 Skippack Pike, Suite 100
                    Blue Bell, Pennsylvania  19422
                    Telecopy No. (215) 540-8186

                    Attention:  Michael Simone, President
                    With a copy to:

                    Stevens & Lee
                    One Glenhardie Corporate Center
                    Suite 202
                    Wayne, Pennsylvania  19087-0236
                    Telecopy No. (610) 687-1384

                    Attention:  Stephen F. Ritner, Esquire

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                              INTERACTIVE GAMING & COMMUNICATIONS
                              CORP., a Delaware corporation

                              By/s/ Michael Simone
                                   Michael Simone, President

                              Attest:/s/ Jeffrey Erb
                                        Secretary


                              SPORTS INTERNATIONAL, LTD., a
                              Grenada corporation

                              By/s/ Andre Levoie
                                   _________________, President

                              Attest:/s/ Samantha Ince
                                        Secretary


                              GLOBAL CASINOS, LTD., a Grenada
                              corporation

                              By/s/ Andre Levoie
                                   _________________, President

                              Attest:/s/ Samantha Ince
                                        Secretary

                                             "Seller"


                              INTERNATIONAL GAMING CORP., a
                              British Columbia corporation

                              By/s/ Gary Newman
                                   Gary Newman, President

                              Attest:/s/ Joanne Vaughn
                                        Secretary

List of Exhibits and Schedules

Exhibits

"A"        -   Form of Seller's Note
"B"        -   Form of Stock Pledge
"C"        -   Form of Software Agreement - Intersphere/Sports
"D"        -   Form of Software Agreement - Intersphere/Global

Schedule List

6.1  Articles of Incorporation; Bylaws of IGC; Sports; Global
6.7 Liabilities, Material Changes to Financial Statements, if any
6.11 Taxes (unpaid, due, liens, audits)
6.12 Conduct of Business; Material Changes (if any)
6.13 Leases (list)
6.14 Licenses, Permits, etc. (list)
6.15 Compliance (exceptions)
6.17 Benefit Plans (list, if any)
6.18 Litigation (disclosure)
6.20 Insurance (list)

                           EXHIBIT "A"

                               TO

                    STOCK PURCHASE AGREEMENT



                          See Attached

                                                     EXHIBIT "A"
                                                     FORM OF NOTE

                         PROMISSORY NOTE

U.S. $4,990,000                              November __, 1997

           FOR VALUE RECEIVED, INTERNATIONAL GAMING CORP., a Canadian corporation organized and existing under the law of the Province of British Columbia (the "Maker"), promises to pay to the order of INTERACTIVE GAMING AND COMMUNICATIONS, INC., a Delaware corporation (the "Payee") the principal sum of Four Million Nine Hundred Ninety Thousand United States Dollars (U.S. $4,990,000) at 595 Skippack Pike, Suite 100, Blue Bell, Pennsylvania 17422 or such other address of which Payee shall notify Maker in writing, with interest from the date hereof, payable at the times set forth herein.

           This Note is issued pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement dated October __, 1997 ("Purchase Agreement") by and between Maker, Payee, Sports International, Ltd. ("Sports") and Global Casinos, Ltd. ("Global") in connection with the sale of all the capital stock of Sports and Global to Maker. As described below, payments of interest only shall be made during the first
18 months and ____ days following the date hereof, and payments of principal and interest shall be made during the subsequent
18 months with the balance of principal and interest due on
________________________.

           For the purposes of this Note, "Interest" shall be defined as an annual rate equal the prime rate or successor index rate published by the Wall Street Journal on the date of this Note and adjusted quarterly on the first publication date of each quarter thereafter beginning January __, 1998 and each April, July, October and January thereafter (the "Interest Rate").

           A late charge of 5% shall be due and payable by Maker on any payment not received by Payee within 15 days of the payment due date.

           Upon sale or transfer of substantially all the assets of Maker, Sports or Global or transfer of a beneficial interest in capital stock of Maker, Sports or Global or a Controlling Interest (as defined below) of Maker, Sports or Global is sold or transferred during the term hereof, Payee will be entitled to immediate payment in full of all sums due under this Note. For the purposes of this Note, the term "Controlling Interest" shall mean the sale or transfer of greater than 50% of the voting stock in Maker, Sports or Global.

           During the initial 18 months plus ___ days period commencing on the date hereof, an amount equal to the Interest on the unpaid principal shall be due and payable yearly on the first day of each month commencing on [December 1,] 1997. No payments of principal shall be made during this period.

           During the subsequent 18 month period commencing
18 months and ____ days from the date hereof, an amount equal to Interest on the unpaid principal shall be due and payable with payments of principal in 18 consecutive monthly installments of Twenty-Seven Thousand Seven Hundred Twenty-One United States Dollars ($27,725).

           For the purposes of this Note, "Note Payment" shall be defined as any monthly payment hereunder, whether payments of interest only or of both principal and interest.

           Maker may prepay all or any portion of the unpaid principal balance at any time in whole or in part without penalty.

           This Note is secured by, and entitled to all of the benefits of a Stock Pledge Agreement whereby Payee has granted
Maker a security interest in Maker's assets and the capital stock of Sports and Global.

           The occurrence of anyone or more of the following events with respect to Maker shall constitute an "Event of Default": (1) the non-payment of any amount payable hereunder when due and the continuance of such failure for a period of forty-five (45) days after written notice thereof; (2) the filing by or against Maker, Sports or Global of a petition for relief under any chapter of the United States Bankruptcy Code or commencement of state reorganization, arrangement or liquidation proceedings under the laws of any state of the United States, Canada, any province of Canada or Grenada, of the inability of Maker, Sports or Global to pay its debts as they mature or Maker's, Sports' or Global's making of a mortgage or an assignment for the benefit of its creditors or the appointment of a receiver, trustee or conservator to manage Maker's, Sports' or Global's affairs, except that if any such petition for relief or appointment is not filed or made by Maker, Sports or Global or at their request, only if such petition or appointment is not dismissed or removed within sixty (60) days; (3) the liquidation or dissolution of Maker, Sports or Global; (4) the non-payment of any royalty, license or other fees under the Software License Agreement ("Software Agreement") between Intersphere Communications, Ltd. (a wholly-owned subsidiary of Payee) and Sports and Global; (5) a material breach of the Software Agreement by Sports or Global or (6) a material breach by Maker, Sports or Global of any of the terms, conditions, representations or warranties of the Stock Purchase Agreement.

           In the event of such default hereunder, the entire unpaid amount due hereunder together with all accrued interest shall, at Payee's option, become immediately due and payable in full without further notice to or demand on Maker of any kind and without presentment, demand or protest, all of which are hereby waived.

           Any failure of Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time.

           The Maker shall pay, on demand, all of the costs and expenses of collection of amounts due hereunder.

           All rights and remedies of Payee under this Note and any applicable law are separate and cumulative. No waiver with respect to this Note shall be enforceable, and no amendment or modification of this Note shall be effective, unless in writing and signed by Payee. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Payee, and no course of dealing between the parties, shall constitute a waiver of, or shall limit or preclude any other or further exercise of, any right, power or remedy by Payee. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of any right, power or remedy.

           This Note is made under, and shall be construe and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein. The parties hereto agree that any action brought to enforce any obligation set forth herein may be brought in a court of appropriate jurisdiction in the Commonwealth of Pennsylvania.

           IN WITNESS WHEREOF, Maker has executed this instrument, on the date first set forth above.

Attest:___________________    MAKER:

                              INTERNATIONAL GAMING CORP.

                              By_________________________________
                                Name:   Gary Newman
                                Title:  President

COMMONWEALTH OF PENNSYLVANIA  :
                              :ss.
COUNTY OF BERKS               :

           On this _______ day of ____________, 1997, before me,
a notary public, the undersigned officer, personally appeared ___________________, who acknowledged himself to be the President of INTERNATIONAL GAMING CORP., a Canadian corporation incorporated under the laws of the Province of British Columbia, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as such officer.

           IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                              ___________________________________
                                        Notary Public

                           EXHIBIT "B"

                               TO

                    STOCK PURCHASE AGREEMENT



                          See Attached

                                             EXHIBIT "B"
                                             FORM OF STOCK PLEDGE

              COLLATERAL PLEDGE OF STOCK AGREEMENT

           COLLATERAL PLEDGE OF STOCK AGREEMENT, made the ____ day of November, 1997, by and between International Gaming Corp.
(the "Pledgor") and Interactive Gaming & Communications Corp.
(the "Pledgee").

                           BACKGROUND

           On the date hereof, the Pledgor executed a Note to Pledgee agreeing to pay U.S. $4,990,000 portion of the purchase price for the capital stock of Sports International, Ltd. ("Sports") and Global Casinos, Ltd. ("Global") purchased from Pledgee under the terms of a Stock Purchase Agreement dated October ___, 1997 (the "Stock Purchase Agreement").

           The Pledgor has agreed to secure the Pledgor's obligations and liabilities under the Note and Stock Purchase
Agreement by pledging to Pledgee all of the shares of capital stock of both Sports and Global owned by Pledgor.

                            AGREEMENT

           NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

           1.  Definitions.

               (a) "Event of Default" shall mean an Event of Default as defined in the Note.

               (b)  "Obligations" shall mean all of the
liabilities and obligations of the Pledgor to Pledgee under the Stock Purchase Agreement and the Note whether now or hereafter created or existing and the liabilities and obligations of Sports and Global to Intersphere Communications, Ltd., a wholly-owned subsidiary of Pledgee, under a Software License Agreement (the "Software Agreement") dated even date herewith.

               (c) "Pledged Stock" shall mean the shares of capital stock of the Sports and Global described on Exhibit "A" attached hereto and made a part hereof, together with all certificates, options, rights, or other distributions issued as an addition to, in substitution or in exchange for, or on account of any such shares, and all proceeds of the foregoing, now or hereafter owned or acquired by the Pledgor.

           2.  Pledge and Grant of Security Interest.

               (a) As security for the prompt satisfaction of the Obligations, the Pledgor hereby pledges to the Pledgee and grants to the Pledgee a lien on and security interest in the Pledged Stock.

               (b)  If the Pledgor shall become entitled to
receive or shall receive, in connection with any of the Pledged
Stock, any:

                    (i)  Stock certificate, including, but
     without limitation, any certificate issued in connection with a stock dividend, an increase or reduction of capital, a reclassification, a merger, a consolidation, a sale of assets, a combination of shares, a stock split, a spin-off or split-off;

                    (ii)  Option, warrant or right, whether as an
     addition to or in substitution or in exchange for any of the Pledged Stock, or otherwise;

                    (iii)  Dividend or distribution payable in
     property, including securities issued by other than the issuer of any of the Pledged Stock; or

                    (iv)  Dividends or distributions of any sort;

then: the Pledgor shall accept the same as the Pledgee's agent, in trust for the Pledgee, and shall deliver them forthwith to the Pledgee in the exact form received with, as applicable, the Pledgor's endorsement when necessary, or appropriate stock powers duly executed in blank, to be held by the Pledgee, subject to the terms hereof, as part of the Pledged Stock.

               (c) Pledgor herewith delivers the Pledged Stock to Pledgee represented by certificates duly endorsed in blank, or accompanied by appropriate stock powers duly endorsed in blank with signatures guaranteed and Pledgee acknowledges receipt thereof.

               (d) At any time Pledgee, at its option, may have any or all of the Pledged Stock registered in its name or that of its nominee, and the Pledgor hereby covenants that, upon the Pledgee's request, the Pledgor will cause Sports and Global to effect such registration on its Shareholders ledger and to issue stock in the name of Pledgee. If that shall be done prior to the occurrence of an Event of Default, the Pledgor shall nevertheless retain all voting rights with respect to the Pledged Stock and, for that purpose, the Pledgee shall execute and deliver to the Pledgor all necessary proxies. Immediately and without further notice, upon the occurrence of an Event of Default, whether or not the Pledged Stock shall have been registered in the name of the Pledgee or its nominee, the Pledgee or its nominee shall have, with respect to the Pledged Stock, the right to exercise all voting rights as to all of the shares of the Pledged Stock and all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof, including, without limitation, the right to exchange any or all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other readjustment of Sports, Global, or both or upon the exercise by Sports, Global, or both of any right, privilege, or option pertaining to any of the Pledged Stock and, in connection therewith, to deliver any of the Pledged Stock to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; but the Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

               (e)  Unless an Event of Default shall have
occurred and be continuing, the Pledgor shall be entitled to receive for the Pledgor's own use cash dividends on the Pledged Stock paid out of earned surplus. Upon the occurrence of an Event of Default, the Pledgee may require any such cash dividends to be delivered to the Pledgee as additional security hereunder or applied toward the satisfaction of the Obligations.

               (f) Upon the occurrence of an Event of Default, and at any time thereafter, the Pledgee shall have and may exercise with reference to the Pledged Stock any or all of the rights and remedies of a secured party (i) under the Pennsylvania Uniform Commercial Code, (ii) under any other applicable law, or
(iii) under this agreement, including without limitation and without demand of performance or other demand, advertisement, or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other person (all of which are, to the extent permitted by law, hereby expressly waived), the right to forthwith realize upon the Pledged Stock or any part thereof, the right to have the Pledged Stock registered in the name of Pledgee and to retain and maintain ownership of the Pledged Stock and the right to sell or otherwise dispose of and deliver the Pledged Stock or any part thereof or interest therein, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Pledgee's offices or elsewhere, at such prices and on such terms (including, but without limitation, a requirement that any purchaser of all or any part of the Pledged Stock purchase the shares constituting the Pledged Stock for investment and without any intention to make a distribution thereof) as it may deem best, for cash or on credit, or for future delivery without assumption of any credit risk, with the right to the Pledgee or any purchaser to purchase upon any such sale the whole or any part of the Pledged Stock free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived and released.

               (g) The proceeds of any such disposition or other action by the Pledgee shall be applied as follows:

                    (i)  First, to the costs and expenses
     incurred in connection therewith or incidental thereto or to the care or safekeeping of any of the Pledged Stock or in any way relating to the rights of the Pledgee hereunder, including reasonable attorneys' fees and legal expenses;

                    (ii)  Second, to the satisfaction of the
     Obligations;

                    (iii)  Third, to the payment of any other
     amounts required by applicable law (including, without limitation, Section 9-504(a) of the Pennsylvania Uniform
     Commercial Code); and

                    (iv)  Fourth, to the Pledgor to the extent of
     any surplus proceeds.

               (h) The Pledgee need not give more than five days' notice of the time and place of any public sale or of the time after which a private sale may take place, which notice the Pledgor hereby deems reasonable.

               (i) If an Event of Default shall have occurred and be continuing, the Pledgee shall not be required to marshal any present or future security for the Note or to resort to any such security or guarantee in any particular order and the Pledgor waives, to the fullest extent that the Pledgor lawfully can, any right the Pledgor might have to require the Pledgee to pursue any particular remedy before proceeding against him.

           3. Representations and Warranties. The Pledgor represents and warrants that:

               (a) The Pledgor has, and has duly exercised, all requisite power and authority to enter into this Agreement, to pledge the Pledged Stock for the purposes described in Paragraph 2(a), and to carry out the transactions contemplated by this Agreement;

               (b) The Pledgor is the legal and beneficial owner of all of the Pledged Stock;

               (c) The shares of the Pledged Stock constitute all of the shares of Sports and Global and all shares are owned by Pledgor;

               (d) All of the shares of the Pledged Stock have been duly and validly issued, are fully paid and nonassessable, and are owned by the Pledgor free of any pledge, mortgage, hypothecation, lien, charge, encumbrance, restriction or security interest in such shares or the proceeds thereof, except for that granted hereunder;

               (e) The execution and delivery of this Agreement, and the performance of its terms, will not result in any violation of any provision of the certificate of incorporation or by-laws, or violate or constitute a default under the terms of any agreement, indenture or other instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation, applicable to the Issuer or the Pledgor or any of its or the Pledgor's property; and

               (f) Upon delivery of the Pledged Stock to the Pledgee or its agent, this Agreement shall create a valid first lien upon and perfected security interest in the Pledged Stock and the proceeds thereof, subject to no prior security interest, lien, charge or encumbrance, or agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Pledged Stock.

           4.  Covenants.

               (a) The Pledgor hereby covenants that, until all of the Obligations have been satisfied in full, the Pledgor will not:

                    (i)  Sell, convey, or otherwise dispose of
     any of the Pledged Stock or any interest therein or create, incur, or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Pledged Stock or the proceeds thereof, other than that created hereby; or

                    (ii)  Consent to or approve the issuance of
     any additional shares of any class of capital stock of Sports; or any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares; or any warrants, options, rights, or other commitments entitling any person to purchase or otherwise acquire any such shares.

               (b)  The Pledgor warrants and will, at the
Pledgor's own expense, defend the Pledgee's right, title, special property and security interest in and to the Pledged Stock against the claims of any person, firm, corporation or other entity.

           5. Additional Rights. Notwithstanding the foregoing, the Pledgor acknowledges and agrees that the Pledgee may, in addition to any other right provided hereunder or under applicable law,

               (a) sell the Pledged Stock at one or more private sales to a restricted group of purchasers agreeing to hold the Pledged Stock for their own account for investment and not with a view to distribution or resale, or

               (b)  sell the Pledged Stock in one or more
transactions on any recognized market on which securities are regularly traded, without any duty to make any effort to obtain any "control premium" or other premium over the offering price on any public market as of the time of such sale, and Pledgee shall have no liability to the Pledgor or anyone else for any effect such disposition may have on the price of the Issuer's securities on any public or private market.

           6. Public Sales. The Pledgor further agrees that if the Pledgee either sells the Pledged Stock in the usual manner on any recognized market therefor, or sells the Pledged Stock at the price current in such market at the time of the sale, or if the Pledgee has otherwise sold the Pledged Stock in conformity with practices among dealers in securities, whether in one or more public or private sales, the Pledgee shall be conclusively presumed to have sold the Pledged Stock in a commercially reasonable manner, and shall have no liability to the Pledgor on account of such sale or sales.

           7. Notices. The Pledgor will promptly deliver to the Pledgee all written notices, and will promptly give the Pledgee written notice of any other notices, received by him with respect to Pledged Stock, and the Pledgee will promptly give like notice to the Pledgor of any such notices received by it or its nominee.

           8. Additional Documentation. The Pledgor shall at any time, and from time to time, upon the written request of the Pledgee, execute and deliver such further documents and do such further acts and things as the Pledgee may reasonably request to effect the purposes of this Agreement, including, without limitation, delivering to the Pledgee upon the occurrence of an Event of Default irrevocable proxies with respect to the Pledged Stock in form satisfactory to the Pledgee. Until receipt thereof, this Agreement shall constitute the Pledgor's proxy to the Pledgee or its nominee to vote all shares of Pledged Stock (other than that issued by a Borrower) then registered in the Pledgor's name.

           9. Termination. Upon the satisfaction in full of all Obligations and the satisfaction of all additional costs and expenses of the Pledgee as provided herein, this Agreement shall terminate and the Pledgee shall deliver to the Pledgor, at the Pledgor's expense, such of the Pledged Stock as shall not have been sold or otherwise applied pursuant to this Agreement.

           10. No Liability. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Stock while held hereunder, the Pledgee shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Stock upon surrendering it or tendering surrender of it to the Pledgor.

           11. No Waiver. No course of dealing between the Pledgor and the Pledgee, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of the Pledgee hereunder or under the Note or the Stock Purchase Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

           12. Rights and Remedies Cumulative. The rights and remedies provided herein and in the Note or the Stock Purchase Agreement and in all other agreements, instruments, and documents delivered pursuant to or in connection with the Note or the Stock Purchase Agreement are cumulative and are in addition to and not exclusive of any rights or remedies provided by law, including, but without limitation, the rights and remedies of a secured party under the Pennsylvania Uniform Commercial Code.

           13. Severability; Invalidity. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Agreement in any jurisdiction.

           14. Immunity; Submission to Jurisdiction. The Pledgor hereby irrevocably and unconditionally waives any right to claim immunity in respect of himself or any of the Pledged Stock, including immunity from jurisdiction, immunity from attachment prior to judgment, immunity from attachment in aid of execution of judgment, and immunity from execution or judgment, all in respect of any legal suit, action or proceeding arising out of or relating to this Agreement. In addition, the Pledgor agrees that any such suit, action or proceeding may be instituted in the courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and irrevocably submits to the jurisdiction of any such court for any such purpose.

           15. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

           16. Choice of Law. This Agreement shall be construed in accordance with the domestic, internal law of the Commonwealth of Pennsylvania without regard to principles of conflicts of law and is intended to take effect as an instrument under seal.

           17. Construction. Whenever the context hereof requires, the singular shall mean the plural, the plural shall mean the singular, the masculine gender shall mean the neuter gender or the feminine gender or the neuter gender shall mean the masculine gender or the feminine gender.

           IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

                              INTERNATIONAL GAMING CORP.

                              By:_________________________(SEAL)
                                   Gary Newman, President

                              Attest:___________________________
                                        Secretary

                                        "Pledgor"

                              INTERACTIVE GAMING &
                              COMMUNICATIONS, INC.

                              By________________________________
                                        President

                              Attest:___________________________
                                        Secretary

                                        "Pledgee"
                           EXHIBIT "A"

                          Pledged Stock


Issuer                   Certificate    No. of    Registered
                             No.        Shares      Owner

Sports International, Ltd.                        International
                                                  Gaming Corp.
Global Casinos, Ltd.                              International
                                                  Gaming Corp.

COMMONWEALTH OF PENNSYLVANIA  :
                              :ss.
COUNTY OF ______________      :

           On this ____ day of November, 1997, before me, a notary public, the undersigned officer, personally appeared __________, who acknowledged himself to be the President of International Gaming Corp., a Canadian corporation organized under the laws of the Providence of British Columbia, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.

           IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                              ___________________________________
                              Notary Public

                       EXHIBIT "C" AND "D"

                               TO

                    STOCK PURCHASE AGREEMENT



                          See Attached

                                     EXHIBIT "C" AND "D"
                                     TERMS OF SOFTWARE AGREEMENTS

                        LICENSE AGREEMENT
                      TERMS AND CONDITIONS


(a)  Definitions

     (i) licensed program - software developed by Intersphere for inactive casino gaming and for Sports book gaming

     (ii) licensed documentation - provide such documentation as required to operate licensed program

     (iii) site - for use only at the offices of Sports and Global in Grenada or at such other offices as approved by IGC

     (iv) CPU - compatible with current CPUs owned and operated by Global and Sports

     (v) use - for use only by Sports and Global for internet gaming, no sublicense rights

     (vi) gross handle - total revenues from bets placed by customers

     (vii) payoffs - payments to customers

     (viii) net win or net winnings - net amount of income before ordinary and necessary expenses (gross handle less pay offs)

     (ix) enhancement - upgrades and modifications to licensed program

(b)  Grant of Use

     (i)   use program in object code only form

     (ii) on designated CPU at a certain site for certain internal purposes

     (iii) nonexclusive, nontransferable, personal use

     (iv)  use documentation

     (v)   use by a specific, limited number of users

     (vi)  make one backup copy for archival purposes

     (vii) restrictions

               no reverse engineering, decompiling, disassembly, sell, lease, license, rent etc.

               no service bureau, timeshare or facility management

     (viii) designated term - three years, with successive three year options

(c) Royalties, Payments & Associated Schedules - a fixed monthly royalty of $5,000 per month ($2,500 each from Sports and Global) plus a percentage of net win

(d) Additional Modules; New Licensed Software - unless otherwise agreed, the terms and conditions of this agreement will govern additional licensed programs and additional modules for the current programs. A Supplement to the Agreement will set forth a description of the licensed program or module and any additional fees and costs attributed thereto

(e) Miscellaneous - other general terms and conditions may include:

     (i) warranty of title by Intersphere providing that it has good title to the licensed program

     (ii) confidentiality - both parties as to licensed Software and financial information

     (iii) enforcement against infringers

     (iv) limited warranties; disclaimer/exclusion of warranties; limitation of liability/remedies

     (v) maintenance - Intersphere to provide maintenance and support of licensed software as necessary

     (vi) termination - on breach of Software Agreement, non-payment of Note from International Gaming to IGC

     (vii) international issues - these need to be resolved, especially governing law, ownership and license issues


     A formal License Agreement will be drafted incorporating the foregoing terms and conditions.

                          SCHEDULE 6.1

                               TO

                    STOCK PURCHASE AGREEMENT

                         Articles, Etc.



                    To Be Provided At Closing
                    As Agreed By The Parties

                          SCHEDULE 6.7

                               TO

                    STOCK PURCHASE AGREEMENT

                        Liabilities, Etc.



                            (a)  None

                            (b)  None

                          SCHEDULE 6.11

                               TO

                    STOCK PURCHASE AGREEMENT

                              Taxes



                              NONE

                          SCHEDULE 6.12

                               TO

                    STOCK PURCHASE AGREEMENT

                    Conduct of Business, Etc.



                              NONE

                          SCHEDULE 6.13

                               TO

                    STOCK PURCHASE AGREEMENT

                          Leases (list)

           Office Lease: Clico Building,
                         St. Georges, Grenada

           Rent:         $5,000 (US) per month

           Term:         3 years

           Landlord:     Colonial Life Insurance Co., Trinidad

           Tenant:       Sports International, Inc.

                          SCHEDULE 6.14

                               TO

                    STOCK PURCHASE AGREEMENT

                         Licenses (list)



           A Gaming License granted by the Country of Grenada to Global Gaming, Ltd. (Grenada) with the right to sublease Global Gaming has sublicensed the right to operate Internet gaming in Grenada to both Sports International, Ltd. and Global Casinos, Ltd.

                          SCHEDULE 6.15

                               TO

                    STOCK PURCHASE AGREEMENT

                        Compliances, Etc.



                              NONE

                          SCHEDULE 6.17

                               TO

                    STOCK PURCHASE AGREEMENT

                          Benefit Plans



                              NONE

                          SCHEDULE 6.18

                               TO

                    STOCK PURCHASE AGREEMENT

                           Litigation



           Other than investigation by U.S. Department of Justice and injunction and indictment by the Attorney General of Missouri, both of which have been fully disclosed to Buyer, there are no claims, other investigations or litigation known to Buyer.

                          SCHEDULE 6.20

                               TO

                    STOCK PURCHASE AGREEMENT

                            Insurance



                              NONE